Exhibit 10.2

Separation and Consulting Agreement and Release

This Separation and Consulting Agreement with attached Release (the “Agreement”) is entered into by Nash Finch Company, a Delaware corporation, with such reference to include all Nash Finch successors, assigns, agents, officers, directors, benefit plans and plan administrators and employees (the “Company” or “Nash Finch”) and Robert B. Dimond (“Dimond” or “Executive”), as follows:

WHEREAS, the Company and Executive have agreed that it is in their mutual best interests to terminate Executive’s employment and to provide for a reasonable and amicable transition of Executive’s duties and responsibilities, and to arrange for Executive to provide certain consulting services over a defined period of time;

WHEREAS, the parties have had full and adequate time to consider their rights, options and alternatives under this Agreement, and have chosen to freely and voluntarily enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:

1.                                       Termination of Employment and Resignation of Offices.  Executive will remain as Executive Vice President and CFO of Nash Finch until a date in the fourth quarter of 2004 that is mutually convenient for the Executive and the Company, whereupon Executive shall resign from his positions as Executive Vice President and CFO of Nash Finch but shall not resign from his employment with Nash Finch.  Executive’s employment with the Company will continue until a subsequent mutually convenient date in that quarter, but in no event later than November 5, 2004 (the “Employment Period”).  Executive shall, effective on the date of his termination from employment with the Company, resign from any other positions he may then hold with Nash Finch.

2.                                       Employment Period.

a)                                      Duties and Responsibilities. During the Employment Period, Executive will not be expected to work set hours or days, but will provide advice and counsel to the Company and perform those duties and responsibilities reasonably assigned by the Company during the Employment period (it being understood that all such duties and responsibilities shall be consistent with Executive’s prior experience with, and level of responsibility at, the Company).  Any travel or other incidental expenses resulting from such services will be reimbursed as provided by Company policies.  All actions taken or decisions made by Executive during the Employment Period in respect of the business of Nash Finch shall be in the ordinary course of business, in good faith and reflect the best interests of Nash Finch.  Executive shall not enter into any material contracts, commitments, arrangements or obligations, or compromise or settle any material rights or obligations accruing to the benefit of Nash Finch, without the express written consent of Nash Finch during the Employment Period.  The parties will use their joint, good faith efforts (a) to transition Executive’s duties and responsibilities to a successor(s) or such other parties selected by the Company, (b) to make the transition as amicable, efficient and effective as possible, not only for Executive and Nash Finch, but also for any existing employees and customers of Nash Finch, and (c) to assist Executive in going forward with his business career.

b)                                     Compensation.  During the Employment Period, Executive will continue to receive his weekly Base Salary at his current rate of $325,000.00 per annum, subject to the usual withholdings.  Within ten (10) days of the last day of the Employment Period, Executive shall be paid any amounts due for accrued and unpaid vacation days.

c)                                      Employee Benefits.  During the Employment Period, Executive will continue to be eligible to participate in the Company’s health and welfare benefits, to the full extent of his participation immediately prior to the inception of the Employment Period.  The payment of benefits, including the amounts and the timing thereof, will be governed by the terms of the employee benefit plans.

d)                                     Non-Exercise of Stock Options.  Executive agrees that he will not exercise any stock options granted to him by the Company until the earlier of (i) the date on which his resignation from the position of Executive Vice President and CFO in accordance with Section 1 herein is publicly announced and (ii) the business day immediately preceding the last day of the Employment Period.  Executive agrees that prior to the expiration of the Employment Period, he will abide by the Company’s Policy and Procedure on Trading in Securities By Directors, Officers and Employees.

e)                                      Release of all Claims; No Knowledge of Claims.  Executive shall sign on the last day of the Employment Period, the Release of Claims attached as Exhibit A (the “Release”).  Executive’s failure to execute that Release, or any attempt to rescind that Release, shall terminate this Agreement, and the parties’ respective rights and obligations under this Agreement.  The Company represents and warrants that, as of the date of this Agreement, it has no knowledge of any claim or potential claim or cause of action or potential cause of action it has or may have against Executive.

f)                                        Confidentiality.  Prior to the time the Company publicly announces his resignation from the position of Executive Vice President and CFO, in accordance with Section 1 herein, Executive agrees not to disclose his resignation plans to anyone other than his immediate family, attorney, accountant, tax advisor, other advisors, or as required by law without the express written consent of Nash Finch.  In the event Executive discloses his resignation plans to his immediate family, attorney, accountant, tax advisor, or other advisors prior to the date the Company announces his resignation, to the public, Executive agrees to instruct each and every one of them that the fact of his separation is confidential and may not be disclosed to any other person.

3.                                       Consulting Period.

a)                                      During the period of time commencing immediately upon the close of the Employment Period and for ten months after that date, Executive will provide consulting services to Nash Finch as an independent contractor and will not be employed by Nash Finch during the term of this Consulting Agreement (“Consulting Period”).  Executive will not have an office, secretary, or other administrative support at the Company, but shall be reasonably available to provide advice, information, and assistance as the Company reasonably deems necessary during the Consulting Period.  To the extent that the Company deems Executive’s advice, information and/or assistance necessary, the Company shall, at its own expense, make available to Executive the equipment and administrative assistance necessary to allow Executive to provide that advice, information and/or assistance.  Nothing in this Agreement shall be read as limiting the Company’s ability to terminate the Consulting Period prior to the end of the ten- month period in the event Executive breaches in any material respect any of his obligations during the Consulting Period and such breach is not cured within ten (10) days of Executive’s receipt from the Company of written notice of such breach.

b)                                     Duties and Responsibilities of Executive.  Executive will not be expected to work set hours or days, but will provide advice and counsel to the Company and perform those duties and responsibilities reasonably assigned by the Company during the Consulting period, it being understood that all such duties and responsibilities shall be consistent with Executive’s prior experience with, and level of responsibility at, the Company.  Any travel or other incidental expenses resulting from such services will be reimbursed as provided by Company policies.  All actions taken by Executive during the Consulting Period in respect of the business of Nash Finch shall be in the ordinary course of business, in good faith and reflect the best interests of Nash Finch.  Executive shall not enter into any contracts, commitments, arrangements or obligations on behalf of Nash Finch during the Consulting Period, or any time thereafter.

c)                                      Compensation.  The Company agrees to pay Executive at the rate of $6,250.00 per week for his consulting services, which is equal to his previous weekly base salary when employed by the Company as its Executive Vice President and CFO.  This amount will be paid weekly during his consulting period.  Except as provided herein, Executive will not be entitled to any other compensation for the consulting services.

d)                                     COBRA Continuation Benefits.  The Company will pay the cost of Executive’s COBRA benefits continuation premiums for benefits coverage during the Consulting Period.  In the event Executive becomes eligible for health insurance coverages from another source during the Consulting Period, or otherwise becomes ineligible for COBRA benefits during the Consulting Period, the Company’s responsibilities to pay the cost of COBRA continuation benefits shall immediately cease.

e)                                      Independent Contractor.  The parties hereby acknowledge and agree that during the Consulting Period, Executive will perform such services in his capacity as an independent contractor and will act exclusively as an independent contractor and not as an employee of Nash Finch in performing the duties assigned hereunder.

4.                                       Cooperation.  As further consideration for this Agreement, Executive agrees that if requested by Company, Executive will make himself available at reasonable times to assist and cooperate with Company in the investigation and/or litigation of any lawsuits or claims, and agrees to be reasonably available to Company to testify honestly with regard to such matters or claims if Executive is determined by Company to be a material witness.  Similarly, Executive agrees that he will decline to voluntarily aid, assist, or cooperate with any parties who are involved in claims or lawsuits by or against Company, or with their attorneys or agents; and will notify Company when and if the Executive is contacted by other parties or their attorneys or agents involving claims or lawsuits by or against Company.  It is understood and intended that nothing in this paragraph shall prevent Executive from honestly testifying at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving Company or from cooperating with any governmental investigation.  Executive agrees to promptly notify Nash Finch if he is contacted by other parties, or in connection with a governmental investigation or if he is served with a subpoena.  Such notices shall be delivered to Kathleen E. McDermott, Senior Vice President and General Counsel, no later than the earlier of seventy-two (72) hours after his receipt of a subpoena or a request to provide information to a third party or in connection with a governmental investigation, or twenty four hours before his response is due to the request and/or subpoena.  To the extent Executive is required to incur travel-related expenses in connection with making himself reasonably available to the Company under this Paragraph, the Company will promptly reimburse Executive for those travel-related costs reasonably incurred in accord with Company policies.

5.                                       Return of Property.  Except as otherwise agreed to by the Company, Executive agrees to return all Nash Finch property currently in Executive’s possession at the end of the Employment Period, including, but not limited to, all notes, memoranda, correspondence, files, notebooks, technical charts or diagrams, customer lists or information, sales and marketing information, computer recorded information, software, equipment, materials, keys and credit cards.  Executive acknowledges that this obligation is continuing and agrees to promptly return to Nash Finch any subsequently discovered property as described above.

6.                                       Agreement to Repay Monies Owed to Nash Finch.  Executive also agrees to repay to Nash Finch the amount of any permanent or temporary advances or other monies due and owing Nash Finch, and to pay off the remaining balance on his corporate credit cards.  If Executive fails to make such payments as of the date he signs this Agreement, Executive agrees that Nash Finch may deduct any monies owed from the payment under this Agreement, if no other written arrangements are made for repayment by the date this Agreement is signed.

7.                                       Payment of Reimbursable Expenses.  Executive will promptly submit requests for reimbursable expenses incurred within the Employment Period and in no event later than thirty (30) days following the end of the Employment Period.  Such requests for reimbursement shall be submitted in conformance with Company policy.  Company will reimburse Executive for all such promptly submitted and reimbursable expenses incurred during the Employment Period within thirty (30) days of the Company’s receipt and or verification of the expenses, whichever is later.  Executive will promptly submit requests for reimbursable expenses incurred within the Consulting Period and in no event later than thirty (30) days following the end of the Consulting Period.  Such requests for reimbursement shall be submitted in conformance with Company policy.  Company will reimburse Executive for all such promptly submitted reimbursable expenses incurred during the Consulting Period within 30 days of the Company’s receipt and or verification of the expenses, whichever is later.

8.                                       Confidentiality. Executive will not comment publicly about the reasons for his separation from the Company other than to state that it was a voluntary separation.  It is understood and agreed that nothing in this Paragraph shall prevent Executive from testifying truthfully at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving Company or from cooperating in a governmental investigation.

9.                                       Non Disparagement.  Executive does not have any basis or reason to issue any disparaging remarks or comments about Nash Finch and accordingly agrees that he will refrain from making, or encouraging others to make, any disparaging remarks about Nash Finch.  Nash Finch does not have any basis or reason to issue any disparaging remarks or comments about Executive and accordingly agrees that Nash Finch employees acting in their official capacity will refrain from making, or encouraging others to make, any disparaging remarks about Executive.  During the Employment Period, Executive shall be given the opportunity to review and comment on all Company disclosures and public filings that relate to the Executive, in each case at least twenty four (24) hours prior to the release of such disclosure or filing.

10.                                 Survival of Provisions Under the Non-Statutory Stock Option Agreement.  The parties acknowledge and agree that certain provisions of the Non-Statutory Stock Option Agreement shall survive the termination of Executive’s Employment.  In particular, and without limitation, the Executive and Nash Finch agree that the Optionee Covenants section of the Non- Statutory Stock Option Agreement survives the termination of Executive’s employment and also is incorporated by reference into this Agreement and as such becomes a part of this Agreement as though set forth verbatim herein:  Section 6.1 (Competitive Activities); and Section 6.2 (Confidential Information).  Executive acknowledges and agrees that the covenants set forth in the applicable sections referenced immediately above, as amended, are reasonable and necessary for the protection of Nash Finch’s business interests and that irreparable injury will result to Nash Finch if Executive breaches any of the terms thereof, that in the event of the Executive’s actual or threatened breach of any such covenants, Nash Finch will have no adequate remedy at law.  The Executive agrees that in the event of any actual or threatened breach by him of any of the foregoing covenants, Nash Finch shall be entitled to immediate temporary injunctive relief without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible.  Nothing contained herein shall be construed as prohibiting Nash Finch from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.  The above referenced provisions of the Non- Statutory Stock Option Agreement shall survive the termination of this Agreement in accordance with their terms.

11.                                 Confidential Information.  Executive acknowledges that during his employment and during the Consulting Period he has and will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, client lists, vendor information, accounts and procedures.  Executive agrees that he will not disclose any of the Company’s confidential information, directly or indirectly, or use any confidential information in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company.  All files, records, documents, client lists, vendor information, blueprints, specifications, information, letters, emails, faxes, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his/her possession, shall remain the exclusive property of the Company.  Executive shall not retain any copies of the foregoing without the Company’s prior written permission.  Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, Executive shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in his possession or under his control.  Executive further agrees that any breach of this provision will result in immediate, irreparable harm to the Company, and agrees that the Company may seek injunctive relief in any Minnesota court.

12.                                 Other Activities. Executive is free to pursue other employment or business opportunities or activities during the Employment Period and the Consulting Period, so long as such pursuit does not materially adversely affect his ability to perform his obligations under this Agreement and is not prohibited by the Optionee Covenants provisions of the Non-Statutory Stock Option Agreement.

13.                                 Assignment; Third Party Beneficiaries.  No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  Nothing contained in this Agreement is intended to confer upon any person (other than the parties hereto) any rights, benefits or remedies of any kind or character whatsoever, and no person shall be deemed a third party beneficiary under or by reason of this Agreement.

14.                                 Sufficient Consideration.  Executive agrees that the Company’s agreement to enter into this Agreement is not required by law, contract or under the policies of Employer, and it is provided to Executive in exchange for his entering into this Agreement, including the attached Release to be signed at the end of the Employment Period and that the consideration provided to him under this Agreement is sufficient consideration for the agreements he has made under this Agreement, including his execution of the Release to be signed at the end of the Employment Period.

15.                                 Voluntary and Knowing Action.  Executive acknowledges that he has had sufficient opportunity to review this Agreement and the attached Release with his attorney, that he has read and understands the terms of this Agreement and attached Release, and that he has voluntarily and knowingly entered into this Agreement to, subject to the terms and conditions hereof, resolve any and all charges, claims, demands or causes of action which he now has or may have with respect to Employer.

16.                                 Legal Counsel and Fees.  Except as otherwise provided in this Agreement and the Release, the parties to this Agreement agree to bear their own costs and attorneys’ fees, if any.  Executive acknowledges that Nash Finch, by this Agreement, has advised him to consult with an attorney of his choice prior to executing this Agreement, including the Release.  Executive acknowledges that he has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement, including the Release, and that he understands he will be fully bound by this Agreement and Release.  To assist Executive in retaining legal counsel to assist him with the negotiation and execution of this Agreement, including the Release, Nash Finch will reimburse Executive for the legal fees incurred in connection with that negotiation and execution up to a maximum amount of $5,000.00.

17.                                 Compliance with Securities Laws.  Executive acknowledges that he is aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and Executive agrees to comply fully with all securities laws in connection with the Company’s securities.

18.                                 Death or Disability. In the event the Executive dies, or becomes totally disabled during the Consulting Period, the Company shall continue to make the payments described in Sections 3c) and d) as if the Executive was fully performing his obligations under this Agreement.  It is understood and agreed by the Parties, however, that if the Company has terminated the Consulting Period in accordance with the last sentence of Section 3a), it shall not owe any such payments.  During the Employment Period, Executive shall enjoy the same rights under the Company’s life insurance and disability insurance plans as apply to other Nash Finch employees.

19.                                 Miscellaneous.

a)                                      Executive has twenty-one (21) days to consider whether to accept this Agreement (including the Release), and he has been advised to consult with legal counsel of his choice.  If Executive chooses to sign before twenty-one (21) days have passed, he understands that it is his decision to execute this Agreement early and that Nash Finch has made the full twenty-one (21) day period available for him to consider this Agreement.  Executive understands that the offer to accept this Agreement remains in effect for twenty-one (21) days after October 13, 2004, the date that this Agreement was tendered to him.  After twenty-one (21) days have passed, this offer expires and Nash Finch will be under no obligation to accept the release or to provide the benefits contemplated by this Agreement.

b)                                     Executive understands and agrees that the consideration paid by Nash Finch pursuant to this Agreement for the Release exceeds that which he is legally entitled to and that his separation from Nash Finch is not part of a decision that affects a group of employees.

c)                                      Executive acknowledges and agrees that he may cancel this Agreement at any time on or before the fifteenth (15th) day following the date on which he signs this Agreement.  Executive further understands that if he cancels this Agreement, this Agreement shall not become effective or enforceable and he further understands that Nash Finch shall not be obligated to pay the consideration set forth in this Agreement.  To be effective, the decision to cancel must be written and delivered to Nash Finch personally or by certified mail, directed to the attention of:

Mr. Joe R. Eulberg

Senior Vice President, Human Resources

Nash Finch Company

7600 France Avenue South

Edina, MN 55435

d)                                     This Agreement constitutes the entire agreement among the parties hereto as to the subject matter hereof and supersedes all other previous written or oral notices, agreements or understandings as to such subject matter.  No modification, amendment or change of any kind to this Agreement shall be effective unless it is in writing and signed by both parties.

e)                                      This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Minnesota without giving effect to provisions thereof regarding conflict of laws.

f)                                        Nothing in this Agreement or the Release is intended to be, and nothing will be deemed to be, an admission of liability by the Company or Employee that either of them has violated any state or federal statute, local ordinance or principle of common law, or that either party has engaged in any wrongdoing.

g)                                     Nothing in this Agreement shall be deemed to terminate or reduce in any way any right Executive may have to indemnification from Nash Finch under the provisions of the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, and the laws of the State of Minnesota and the Indemnification Agreement, dated as of October 31, 2000, between the Company and Executive.  Further, Nash Finch will continue to indemnify Executive, to the full extent permitted by law, from any losses incurred during the Consulting Period which are based, in whole or in part, on services rendered to Nash Finch during the Consulting Period.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of this 13th day of October, 2004.

Nash Finch, Company

By:	/s/ Kathleen E. McDermott
Title:	Senior Vice President, General Counsel & Secretary

/s/ Robert B. Dimond
Robert B. Dimond

Attachments:        Exhibit A — General Release of All Claims